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                                                                   EXHIBIT 10.25



                              EXTRA CHEESE, INC.
                                P.O. Box 611165
                        Birmingham, Alabama 35261-1165


June 28, 1996


Mr. Ross Davison
Louisville, Kentucky

Re: Terms of Employment with Extra Cheese, Inc.
    -------------------------------------------

Dear Ross:

   The purpose of this letter is to set forth in a formal manner and as a binding contract between Extra Cheese, Inc. and you the terms of your employment by Extra Cheese, Inc. Upon your acceptance of this letter, the terms of your employment will be as follows:

   1. You shall become Vice President/Chief Financial Officer of Extra Cheese, Inc. Your employment and duties shall commence as soon as possible.

   2. Your base salary shall be $75,000 per annum and shall be reviewed annually. Your compensation shall be paid bi-monthly.

   3. You shall be entitled to participate in the bonus plan of Extra Cheese, Inc., which, as you know, has not yet been formulated. However, Extra Cheese, Inc. guarantees you a bonus of at least $15,000 for the first full 12-month period of your employment, of which $7,500 shall be charged against your 1997 Bonus if Extra Cheese, Inc. elects to administer its bonus plan on a calendar year basis).

   4. You will receive a grant of stock options at the time that Extra Cheese, Inc. "goes public" at the same price shares of Extra Cheese, Inc. are offered to the public (the "IPO Price"). If the IPO Price is $10.00, then it is anticipated that you would receive options on 33,333 shares. If the IPO Price is $15 per share, then it is anticipated that you would receive options on approximately 22,222 shares. This initial grant of options would vest over a four year period, as determined by the Board of Directors of Extra Cheese, Inc., with the first 25% of such shares vesting one year after the date of grant, the second 25% vesting two years after the date of the grant, the third 25% vesting three years after the date of the grant and the last 25% vesting four years after the date of the grant. The Board of Directors, however, reserves the right to change this to a five year vesting schedule. In addition, the Board of Directors of Extra Cheese, Inc., in its sole discretion, may award you a subsequent grant of options annually. In the event there is a "change of control," as defined in the Option Plan to be approved by the Board of Directors of Extra Cheese, Inc., all of your options shall vest at the time of such "change of control." All terms of such options and Option Plan shall be determined by the Board of Directors of Extra Cheese, Inc. in its sole discretion. Notwithstanding the foregoing, the Board of Directors of Extra Cheese, Inc. shall agree that the initial options granted to you shall vest upon your death or disability (such that you are prevented from working permanently) provided that either (i) such
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Mr. Ross Davison
June 28, 1996
Page -2-

treatment (which probably will not be extended to other employees) will not prevent a portion of such option shares from being treated as incentive stock options or (ii) you agree to accept all non-incentive stock options. Further, if you are discharged without cause, all stock options that would have vested in accordance with the normal annual vesting schedule within the 12 month period immediately following the date of your discharge without cause, shall vest at the time of your discharge (this sentence shall not apply if you are discharged with cause, as defined by the Board of Directors or if you terminate your employment with Extra Cheese, Inc.).

   5. Extra Cheese, Inc. will provide at its expense full medical insurance coverage for you and your wife and children.

   6. Extra Cheese, Inc. has not yet determined where you will be located. It is possible that you would remain in Louisville or that you would be requested to relocate to Birmingham, Richmond or Utah or elsewhere. You agree to this. In the event that you move at Extra Cheese, Inc.'s request, then it would provide relocation benefits to you generally as outlined on Exhibit A attached hereto and made a part hereof.

   7. This letter, when accepted by you, shall constitute a formal contract of employment and shall be for a term of two years from June 28, 1996. However, Extra Cheese, Inc. retains the right to discharge you at any time with cause, in which event only your salary shall be paid to the date of termination of your employment. Further, Extra Cheese, Inc. retains the right to discharge you without cause, in which event it will agree to pay to you one year's salary as severance pay. All of your options that have not then fully vested will be cancelled at the time of termination of your employment (subject to the 12 month vesting period discussed in Paragraph 4. above). In the event there is a "change of control," as hereafter defined, by the Board of Directors of Extra Cheese, Inc., and if your employment is terminated within six months after such "change in control" without cause, you shall be entitled to severance pay equal to one year's salary at the rate that you are then being paid.

   If you are in agreement with the foregoing terms, please sign this letter where indicated below.

                              Very truly yours,
                              EXTRA CHEESE, INC.
                              By: /s/ Douglas Stephens
                                 ----------------------------
                                  Douglas Stephens, President
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Mr. Ross Davison
June 28, 1996
Page -3-



Agreed to as a binding legal
contract:

/s/ Ross Davison
- ---------------------------------
Ross Davison
Date: June 28, 1996
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                                   Exhibit A
                                   ---------

                              Relocation Benefits

1. Realtor's Commission on the sale of your house in Louisville, not to exceed $12,600.

2. Points paid in connection with any mortgage loan on any new house you purchase in the city to which you relocate, not to exceed 2% (and not to include any buy-down of the interest rate on your loan), as well as legal, title insurance and other closing costs on the purchase of your new house in the city to which you relocate at Extra Cheese, Inc.'s request, not to exceed 1% of the cost of your new house.

3. Until you sell your house in Louisville, Extra Cheese, Inc. will pay any lodging or other duplicate living costs you incur in Louisville and such other city.

4. Moving costs, limited to reasonable costs of moving your household and up to $1,000 for travel by your spouse/house-hunting.

     Those of the foregoing items which are not deductible by Ross Davison on his Federal income tax return shall be "grossed-up" so that Ross Davison may receive the foregoing benefits free of Federal and state income tax.